RANGO ENERGY, INC.
400 S. Zang Blvd. Suite 812
Dallas, Texas  75208
T: 1-888-224-6039 F: 1-214-441-2679
www.rangoenergy.com

NEWS RELEASE

Rango Energy, Soon to Become Verde Science, Inc. Provides Update on Entry Into Medical Marijuana Business Sector

DALLAS, TEXAS--(Apr 16, 2014) - Rango Energy, Inc., (soon to become "Verde Science, Inc.", "the Company") (RAGO), in follow up to its announcement that it is moving into the licensed medical marijuana business, is pleased to provide an update to its shareholders.

The Company, through a signed letter of intent, has entered into exclusive negotiations with established industry leaders as it continues to analyze best practices for entering the nuanced California market for services to medical marijuana patients. As previously announced, Verde Science plans to join forces and work in partnership with established players that have embraced an all-encompassing, integrated public health approach to medical marijuana with plans to become the leader in providing services to the cannabis using patient community.

Verde Science will initially pursue a move into Southern California, where hundreds of small collectives proliferate. Southern California has a well-established base of medical marijuana patients -- in fact, one of the larger ones in the world. Verde's focus, in collaboration with its partners, is on deploying an integrated health care model that the Company believes will be a game changer in California and, over time, other U.S. states.

Verde Science plans on completing its assessment and intends to finalize agreements with its partners in order to be able to provide a variety of products and services that will be unveiled in the coming weeks.

Said Verde Science CEO Harp Sangha, "California has a highly fragmented cannabis patient community because the state law requires its patient organizations to adhere to the rigorous ordinances that have been established. Taking the long view of the potential of this industry, we believe it is worthwhile to invest with our partners in California, and during this incubation period, develop a legal and compliance framework as a demonstration of our bona fides as a legitimate player in what we believe will become a very large for-profit market place."

Sangha continued. "Specifically, through the relationships we have established, Verde Science intends to move into the health industry through the medical cannabis patient community in Southern California by using best practices to ensure legal compliance as well as providing ancillary services including alternative health products and services to cannabis-using patients.

"Through these efforts we will be building relationships and establishing a foothold in what is likely to become one of the largest markets in a for-profit industry. We are working within the current confines of the robust California market with the goal to position Verde Science as the leading edge player in the cannabis industry that we believe is poised for expanded legalization as soon as 2016."

Sangha concluded, "We intend Verde Science to be one of the initial corporate players in the medical marijuana industry that currently lacks sophistication, controls, standards and innovation. Verde is assembling a highly experienced team that will deploy state-of-the-art technology and a superior methodology to enter and take meaningful market share that can be repeated and expanded as more and more jurisdictions adopt legal use of cannabis products to address health care issues. But we want to stress that we are being meticulous, measured and diligent and as we move forward with an absolute focus on compliance while offering the patient community unsurpassed, fully integrated, holistic health care programs."

About Rango Energy, soon to be Verde Science, Inc.

The Company has identified and developed relationships with and is working to acquire leading manufacturing and research and development experts in the burgeoning medical marijuana industry. The Company is focused on supporting research and development of the highest quality, greatest yield medicinal cannabis products through its activities in Canada, as well as an integrated health care model to continually provide patients with a superior cannabis health care experience.

Safe Harbor Statements

Certain information contained in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates", "intends" or "believes", or that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur", or "be achieved".

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company's filings with the SEC.. The Company believes that the expectations reflected in the forward-looking statements included in this news release are reasonable; however, no assurance can be given that these expectations will prove to be correct, and such forward-looking statements should not be unduly relied upon. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

  Health Care Industry

  Health

  medical marijuana

  California

Contact:
Rango Energy, Inc.
1-858-210-0236
www.rangoenergy.com